SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


 Date of Report (Date earliest event reported) November 6, 1997

                 EMBRYO DEVELOPMENT CORPORATION
    (exact name of registrant as specified in its charter)


                           DELAWARE
         (State or other jurisdiction of incorporation)


     0-27023                                  13-3832099
(Commission File Number)                (IRS Employer Identification
                                                      Number)


 750 Lexington Avenue, Suite 2750, New York, NY     10022
(Address of principal executive offices)          (Zip Code)



Registrant's Telephone Number, Including Area Code:(212) 355-8484


        (Former name or former address, if changed since last
                            report)

Item 5.   Other Events.

     On November 6, 1997, Hydrogel Design Systems, Inc., a subsidiary of Embryo Development Corporation (the "Subsidiary") brought action in New York State Court against John Essmyer and
Janice Essmyer alleging breach of contract, breach of fiduciary duty, common law fraud and negligence. Pursuant to the underlying facts of the above causes of action, Mr. Essmyer and Mrs. Essmyer were terminated for cause from the Subsidiary on November 4, 1997.
On November 17, 1997, Mr. Essmyer and Mrs. Essmyer removed the action from New York State Court to the United States District
Court (Southern District of New York).  As a result of the
Essmyers' breaches, the Subsidiary is disputing the issuance of any of its securities to the Essmyers and has placed into escrow the 150,000 shares of the Company's Common Stock which were to be issued to Novatech, a company wholly owned by the Essmyers, but which have not yet vested, and 250,000 shares of Common Stock of the Subsidiary which the Essmyers may have been entitled to receive under a certain Asset Purchase Agreement dated February 6, 1997 by and among the Subsidiary and the Essmyers.

     On November 24, 1997, the Essmyers served an answer to the Subsidiary's complaint. Such answer contained certain counter-claims against the Subsidiary, including allegations of violations of the United States Racketeer Influenced and Corrupt Organizations Act (RICO), breach of contract, fraud, negligence, misappropriation and tortious inter-ference. The Subsidiary denies all allegations contained in the Essmyers' Answer and will vigorously defend itself against such claims to the fullest extent of the law.

                            SIGNATURES



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.



                         EMBRYO DEVELOPMENT CORPORATION



                         By:   /s/ Matthew Harriton
                              Matthew Harriton
                              President


Dated:   December 1, 1997